EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Semler Scientific, Inc.

Santa Clara, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-198275, No. 333-198891 and No. 333-207779) of Semler Scientific, Inc. of our report dated March 4, 2022, relating to the financial statements of Semler Scientific, Inc., which appears in this Form 10-K.

/s/ BDO USA, LLP

New York, NY
March 4, 2022